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                                  June 6, 1996




The Board of Directors of
Daw Technologies, Inc.
2700 South 900 West
Salt Lake City, Utah 84119

          Re:  Daw Technologies, Inc.
               Registration Statement on Form S-3

Gentlemen:

          As counsel to Daw Technologies Inc., a Utah corporation (the "Company"), in connection with the sale by a certain selling shareholder of the Company (the "Selling Shareholder") of up to 57,450 shares (the "Shares") of Common Stock, $0.01 par value, of the Company issuable upon the exercise of certain options held by the Selling Shareholder, we have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereinafter expressed, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.

          Based upon and subject to the foregoing, we are of the opinion that the Shares being offered by the Selling Shareholder, when issued and paid for in accordance with the terms and conditions of the respective options, will be legally issued, fully paid and nonassessable.

          We hereby consent to the reference to our firm under "Legal Matters" in the prospectus which constitutes a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   KIMBALL, PARR, WADDOUPS, BROWN & GEE